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                                                                     EXHIBIT 5.1

                                [B&H LETTERHEAD]

                                 August 29, 2000

Patterson Energy, Inc.
4510 Lamesa Highway
P.O. Box 1416
Snyder, Texas 79550


Gentlemen:

         We have acted as counsel for Patterson Energy, Inc. (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act") on Form S-3 of a total of 1,170,122 shares (the "Shares") of the Company's Common Stock, $0.01 par value, to be sold by certain stockholders of the Company. Of the Shares, 1,043,122 shares are issued and outstanding and the remaining 127,000 Shares are issuable upon exercise of outstanding warrants. The Registration Statement on Form S-3 and exhibits thereto filed with the Securities and Exchange Commission under the Act are referred to herein as the "Registration Statement."

         We have examined the Restated Certificate of Incorporation, as amended, of the Company, the Bylaws of the Company, the Minutes of the Board of Directors and stockholders of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement.

         Based on the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the 1,043,122 Shares stated in the Registration Statement as issued and outstanding have been validly issued and are fully paid and nonassessable, and the 127,000 Shares underlying the warrants stated in the Registration Statement as owned by the Selling Stockholders will be, upon issuance pursuant to the terms of the warrants, validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as part of the Registration Statement.

                                       Very truly yours,

                                       BAKER & HOSTETLER LLP